AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETITION AGREEMENT

Agreement made this 11th day of May, 2006, by and between STEPHEN P. HERBERT, an individual ("Herbert"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

BACKGROUND

Herbert is the President and Chief Operating Officer of USA. Herbert and USA have entered into an Employment And Non-Competition Agreement dated April 4, 1996, a first amendment thereto dated as of February 22, 2000, a second amendment thereto dated as of April 15, 2002, a third amendment thereto dated as of July 25, 2003, a fourth amendment thereto dated February 4, 2004,and a fifth amendment thereto dated February 28, 2005. As more fully set forth herein, the parties desire to amend, completely restate, and replace the foregoing agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Employment.

(a) USA shall employ Herbert as President and Chief Operating Officer, for a period commencing on the date hereof and continuing through June 30, 2009 (the "Employment Period"), and Herbert hereby accepts such employment. Unless terminated by either party hereto upon at least 60-days notice prior to the end of the original Employment Period ending June 30, 2009, or prior to the end of any one-year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

(b) During the Employment Period, Herbert shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Herbert shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the Chairman or Board of Directors of USA.

Nothing contained in the prior paragraph shall prohibit Herbert from investing his personal assets in businesses which do not compete with USA, where the form or manner of such investments will not require more than minimal services on the part of Herbert in the operation of the affairs of the business in which such investments are made, or in which his participation is solely that of a passive investor; or from serving as a member of boards of directors, boards of trustees, or other governing bodies of any organization, provided that USA approves such activities in advance; or from participating in trade associations, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or from attending educational events or classes. It is understood and agreed that any such permitted activities which shall occur during business hours shall be limited to no greater than forty hours per year.

(c)  If during the Employment Period, Herbert shall be required to take a role which is substantively different than that contemplated by this Agreement, or if during the Employment Period a USA Transaction (as such term is defined in the Employment Agreement of George R. Jensen, Jr.) shall occur, then Herbert may upon thirty days prior notice to USA, terminate the Employment Period. Upon such termination by Herbert, neither party shall have any further duties or obligations hereunder, provided, however, that Herbert’ obligations under Sections 5 and 6 hereof shall survive any such termination.

SECTION 2. Compensation and Benefits

(a) In consideration of his services rendered, commencing on the date hereof, USA shall pay to Herbert a base salary of $285,000 per year during the Employment Period, subject to any withholding required by law. Herbert’ base salary may be increased from time to time in the discretion of the Board of Directors.

For each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009, Herbert shall have the option to elect to have fifty percent (50%) of his base salary paid in Common Stock of USA (“Common Stock”) rather than cash. Any such election must be made not later than 60-days following the commencement of each such fiscal year by appropriate notice by Herbert to USA. For purposes of determining the number of shares to be issued to Herbert, the shares shall be valued at the average closing bid price for the Common Stock during the 30 trading days immediately preceding the date of any such election by Herbert. If any such election is made, the shares issuable to Herbert for the fiscal year would vest ratably on a quarterly basis. Herbert acknowledges that the issuance of the shares to him represents taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. Herbert shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares. Herbert acknowledges that the Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”) or under any state securities law, and the Common Stock can not be sold or transferred unless such Common Stock has been registered under the Act or such state securities laws, or unless USA has received an opinion of its counsel that such registration is not required. Herbert understands that USA has not agreed to register the Common Stock under the Act or any state securities laws. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

(b) In addition to the base salary provided for in subparagraph (a), Herbert shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion, pay to Herbert from time to time based upon his performance and/or the performance of USA. All awards in this regard may be made in cash or in Common Stock.

(c) Herbert shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Herbert in connection with his employment duties hereunder. Such expenses shall include but not be limited to all reasonable business travel expenses such as tolls, gasoline and mileage. Herbert shall reasonably document all requests for expense reimbursements.

(d)  At the time of the signing of this Agreement by each of USA and Herbert, USA shall issue to Herbert options to acquire up to 18,000 shares of USA Common Stock for an exercise price of $7.50 per share (which is equal to the average closing bid price for the Common Stock during the 30 trading days immediately preceding the execution and delivery by USA and Herbert of this Agreement). The options shall vest as follows: 6,000 on the date hereof; 6,000 on June 30, 2007; and 6,000 on June 30, 2008. The options shall be exercisable at any time within five years of vesting. All of the terms and conditions of the options are set forth in the Option Certificate attached hereto as Exhibit "A".

Herbert acknowledges that such options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in Section 423 thereunder. As a result, among other things, taxable income will be realized by Herbert at the time of the exercise of any such options.

Herbert also acknowledges that neither the options nor the Common Stock underlying the options have been registered under the Securities Act of 1933, as amended (“Act”), or under any state securities laws, and neither the options nor the Common Stock underlying the options can be sold or transferred unless such options or Common Stock have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. Herbert understands that USA has not agreed to register the options or the underlying Common Stock under the Act or any state securities laws.

(e)  On the date of the execution and delivery by each of USA and Herbert of this Agreement, USA shall issue to Herbert 50,000 nonvested shares of Common Stock as a bonus. These shares shall vest as follows: 16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007. Herbert acknowledges that the Common Stock has not been registered under the Act or under any state securities law, and the Common Stock can not be sold or transferred unless such Common Stock has been registered under the Act or such state securities laws, or unless USA has received an opinion of its counsel that such registration is not required. Herbert acknowledges that the issuance of the shares to him represents taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. Herbert shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

SECTION 3. Termination. Notwithstanding anything else contained herein, USA may terminate the employment of Herbert at any time upon notice delivered to Herbert in the event that (i) Herbert commits any criminal or fraudulent act; or (ii) Herbert breaches any term or condition of this Agreement; or (iii) Herbert willfully abandons his duties hereunder. Upon such termination neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that Herbert' obligations under Sections 5 and 6 hereof shall survive any such termination.

SECTION 4. Death and Disability.

(a) If Herbert shall die during the Employment Period, this Agreement shall terminate as of the date of such death and except for any base salary or bonuses accrued as of such date USA shall have no further duties or obligations hereunder whatsoever.

(b) If USA determines in good faith that Herbert is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Herbert’s employment hereunder may be terminated immediately, upon giving him 30 days written notice to that effect, and upon such termination except for any base salary or bonuses accrued as of such date neither party hereto shall have any further duties or obligations hereunder; provided, however, that Herbert’s obligations under Sections 5 and 6 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability. In the case of such termination, USA agrees to maintain existing health care and disability benefits on behalf of Herbert for a minimum of one year following the date of termination.

SECTION 5. Business Secrets.

(a) Except in connection with his duties hereunder, Herbert shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Herbert’s employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of USA, that Herbert learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement.

(b) From and after the date hereof, except in connection with his duties hereunder, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Herbert’s employment hereunder if earlier, Herbert shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Herbert is or becomes aware, or with which Herbert has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement. Notwithstanding the prior sentence, following the termination of Herbert's employment with USA, Herbert shall be permitted to sell products to customers or accounts of USA, provided such products are not competitive with, or similar to, any products of USA, whether such products are offered now or at any time in the future by USA.

(c) All documents, data, know-how, designs, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Herbert by USA, or developed by Herbert on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Herbert’ employment hereunder or his affiliation with USA, are and shall remain the sole and exclusive property of USA, and Herbert shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever. If USA requests the return of any such items (including all copies) at any time whatsoever, Herbert shall immediately deliver the same to USA.

(d) All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, method or means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Herbert on behalf of USA or at its direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Herbert’s employment with USA or Herbert’s affiliation with USA, and whether before or after the date of this Agreement, are and shall remain the sole and exclusive property of USA, and Herbert does not and shall not have any right, title or interest whatsoever thereto. Herbert hereby affirms and agrees to the work-for-hire doctrine and acknowledges that all such rights to intellectual property shall belong exclusively to USA and not to Herbert. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USA, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USA. Herbert hereby assigns, transfers, and conveys to USA all of his right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be required by USA at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. At USA's direction and request, Herbert shall execute and deliver any and all forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

SECTION 6. Restrictive Covenant. From and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Herbert’ employment hereunder if earlier, Herbert shall be prohibited from competing in the United States with the business of USA as presently or as hereinafter conducted, including but not limited to, the ownership and licensing of credit card activated control systems in the vending, copying, debit card, or personal computer industries. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

SECTION 7. Remedies. Herbert acknowledges that any breach by him of the obligations set forth in Sections 5 or 6 hereof would substantially and materially impair and irreparably harm USA's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Herbert agrees that in the event of any breach or any threatened breach by Herbert of any of the provisions of Section 5 or 6 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Herbert of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

SECTION 8. Waiver of Breach. The waiver by USA of a breach of any provision of this Agreement by Herbert shall not operate or be construed as a waiver of any other or subsequent breach by Herbert of such or any other provision.

SECTION 9. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: George R. Jensen, Jr.,
Chief Executive Officer

To Herbert:

Mr. Stephen P. Herbert
28 Briar Road
Strafford, Pennsylvania 19087

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

SECTION 10. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

SECTION 11. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

SECTION 12. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Herbert.

SECTION 13. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and except as provided herein there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Herbert. This Agreement shall supercede and completely replace the prior employment agreements entered into between Herbert and USA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:
George R. Jensen, Jr., Chief Executive Officer

STEPHEN P. HERBERT